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                                                                     EXHIBIT 10D

                              SEVERANCE AGREEMENT
                                  as Restated



          THIS AGREEMENT by and between Sizeler Property Investors, Inc., a Delaware corporation qualified as a real estate investment trust ("SPI"), with principal offices at 2542 Williams Boulevard, Kenner, Louisiana, and Robert A. Whelan, an individual residing in _________, Louisiana ("Executive"), first dated as of May 12, 2000, and as amended and restated as of August 3, 2000.


                                R E C I T A L S


          A. SPI entered into an agreement with Executive dated May ___, 2000 (the "Original Agreement").

          B. Before entering into the Original Agreement, the Board of Directors of SPI (the "Board") had considered the potential for adverse effects on SPI and on the work environment and executive morale were there a proposal for a change in control of SPI, and the intent of the Original Agreement was to reinforce and encourage Executive's continued attention and devotion to his duties without distraction notwithstanding such a proposal.

          C. The Board has reviewed the Original Agreement and determined that it is in the best interests of SPI and its shareholders and in furtherance of the intent of the Original Agreement to amend the Original Agreement through this restatement.

          D. Executive has agreed to this amendment and restatement of the Original Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants set forth below, SPI and Executive agree as follows:

          1. Employment.  SPI shall continue to employ Executive, and Executive
             ----------
shall remain in the employ of SPI, under the terms set forth in this agreement.

          2. Responsibilities.  SPI shall employ Executive, and Executive shall
             ----------------
serve SPI, during the term of this Agreement in such executive capacity as may be specified from time to time by the Board. Executive shall, during the term of this agreement, devote his full time and attention to and exert his best efforts in the performance of his duties toward SPI, provided, however, that with the approval of the Board, Executive may serve on the board of directors or

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trustees of, or hold other positions with respect to, Sizeler Realty Co., Inc.
("SRC"), and other companies and organizations.

          3. Term.  The initial term of this agreement shall begin on August 3,
             ----
2000 and end on August 31, 2002. On October 1, 2000, and on the first day of each following month, the term of this agreement shall automatically be extended to the end of the 24-month period beginning on such date. Notwithstanding the preceding provisions of this paragraph, this agreement may be terminated at any time in accordance with the provisions of paragraph 5 or 6 below.

          4. Compensation.  Except as provided in paragraphs 5 and 6 below, SPI
             ------------
shall pay to Executive as compensation for his services under this agreement a base salary at the annual rate of not less than $135,000, in accordance with the customary payroll practices of SPI, for the term of this agreement. As used in this agreement, the term "base salary" shall mean the amount stated in the preceding sentence or such greater amount as the Board may, from time to time, designate as Executive's base salary. Executive may participate in such bonus, stock option, deferred compensation, employee benefit, and fringe benefit plans or arrangements as the Board may from time to time determine.

          5. Termination of Agreement.
             ------------------------

             5.1  General.  This agreement may be terminated at any time under
                  -------
the following terms except to the extent paragraph 6, with respect to a Change in Control, is applicable. Any termination of this agreement under this paragraph 5 shall be subject to the provisions of paragraphs 5.2, 8, 10, and 15, which shall survive the termination.

                  5.1.1   Without Cause.  Executive serves as an officer and
                          -------------
executive of SPI at the pleasure of the Board.

                          5.1.1(A)   The Chairman of the Board, the Chief
Executive Officer, or the Board may terminate Executive's employment with SPI and this agreement at any time without a determination of Cause (as defined below), by written notice to Executive.

                          5.1.1(B)   The Chairman of the Board, the Chief
Executive Officer, or the Board may terminate this agreement at any time without a determination of Cause and without requiring the termination of Executive's employment with SPI, by written notice to Executive.

                  5.1.2   Cause. Upon a determination by the Chairman of the
                          -----
Board, the Chief Executive Officer, or the Board that Executive has breached or neglected his duties to SPI (such conduct by Executive being referred to in this agreement as "Cause"), the Chairman of the Board, the Chief Executive Officer, or the Board may terminate Executive's employment with SPI and this agreement by written notice to Executive.

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                  5.1.3   Death.  This agreement shall terminate upon
                          -----
Executive's death.

                  5.1.4   Disability.  Upon a determination by the Chairman of
                          ----------
the Board, the Chief Executive Officer, or the Board that Executive is unable to perform his duties to SPI under this agreement by reason of illness or other incapacity that will qualify Executive for benefits under any long term disability arrangement or policy maintained with respect to Executive's employment with SPI (such condition of Executive being referred to in this agreement as "Disability"), the Chairman of the Board, the Chief Executive Officer, or the Board may terminate Executive's employment with SPI and this agreement by written notice to Executive.

                  5.1.5   Voluntary Resignation.  Executive may terminate this
                          ---------------------
agreement at any time by submitting his resignation with at least 30 days prior written notice to the Board.

             5.2  Obligations upon Termination.
                  ----------------------------

                  5.2.1   Without Cause.
                          -------------

                          5.2.1(A)  Should SPI terminate this agreement without
Cause in accordance with paragraph 5.1.1 above, SPI shall pay to Executive an amount equal to the base salary that would have been payable under paragraph 4 for the 24-month period beginning on the date of termination of this agreement, at the rate in effect on the date of termination and at the times such salary would otherwise have been payable. Furthermore, Executive shall continue to participate for such 24-month period in any life, disability, accident and health insurance benefits substantially similar to those Executive was receiving or entitled to receive from SPI immediately before notice of termination or, at SPI's option, such life, disability, accident and health insurance benefits as may be generally in effect for executives of SPI during that period. In the case of a termination under paragraph 5.1.1(B), the provisions of this paragraph shall be applicable whether or not Executive's employment with SPI continues.

                          5.2.1(B)  Should SPI terminate this agreement without
Cause and without requiring the termination of Executive's employment under paragraph 5.1.1(B), and should SPI and Executive agree upon terms regarding the continuation of Executive's employment with SPI, such terms whether written or oral shall be subject (i) to paragraph 5.2.1(A) above, and (ii), if the termination of this agreement occurs within 24 months after a Change in Control (as defined in paragraph 6 below), to the survival of paragraphs 6 and 7, below, unless Executive specifically waives such provisions.

                  5.2.2   With Cause or Voluntary Resignation. Should SPI
                          -----------------------------------
terminate this agreement with Cause in accordance with paragraph 5.1.2 above, or should the agreement terminate upon Executive's voluntary resignation in accordance with paragraph 5.1.5

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above, SPI shall pay Executive's base salary through the date of termination at the rate in effect immediately before the earlier of the date of termination or notice of termination or resignation and shall pay any amounts to which Executive is entitled at date of termination under any compensation plans, programs, or other agreements then in effect, and SPI shall have no further obligations to Executive under this agreement.

                  5.2.3   Upon Death.
                          ----------

                          5.2.3(A)  Should this agreement terminate upon
Executive's death in accordance with paragraph 5.1.3 above, SPI shall pay a death benefit to Executive's designated beneficiary or beneficiaries or, if Executive has not designated a beneficiary or no designated beneficiary survives Executive, to the executor or administrator of Executive's estate. The death benefit shall equal the base salary that would have been payable to Executive under paragraph 4 for the 24-month period beginning on the date of Executive's death, at the rate in effect on such date and at the times such salary would otherwise have been payable.

                          5.2.3(B)  Executive may designate a beneficiary or
beneficiaries for purposes of this agreement. The designation of beneficiary shall be made in writing, shall not be effective unless filed with the Secretary of SPI before Executive's death, and may be changed or revoked at any time without notice to any beneficiary by the filing of a subsequent designation with the Secretary. If Executive designates more than one beneficiary, each shall share equally unless Executive specifies a different allocation or preference.

                  5.2.4   Upon Disability.  Should SPI terminate this
                          ---------------
agreement on account of Executive's Disability in accordance with paragraph
5.1.4 above, SPI shall pay to Executive an amount equal to the difference between (i) the base salary that would have been payable under paragraph 4 for the 24-month period beginning on the date of termination at the rate in effect on the date of termination and at the time such salary would otherwise have been payable, and (ii) the amount payable to Executive during such period under any long term disability arrangement or insurance policy maintained with respect to Executive's employment with SPI, except that SPI's obligation to pay such amount shall cease to the extent that payment by SPI would reduce the amount payable to Executive under any long term disability arrangement or insurance policy.

          6.  Change in Control.
              -----------------

                 6.1  Definitions.  For the purposes of this paragraph 6 and
                      -----------
paragraph 7, the following definitions shall apply:

                      6.1.1 "Adverse Circumstances" shall mean any of the following sets of circumstances surrounding the termination of Executive's employment with SPI after a Change in Control:

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                             6.1.1(A)    The termination or notice of
termination of Executive's employment with SPI without Breach of Duty.

                             6.1.1(B)    The assignment to Executive of any
duties inconsistent with his status as an executive of SPI, the removal of Executive from the position he held before the Change in Control of SPI, or a substantial diminution in the nature or status of Executive's responsibilities from those in effect immediately before the Change in Control.

                             6.1.1(C)    A reduction by SPI in Executive's
annual base salary as in effect on the date immediately before the Change in Control or as the same may be increased from time to time.

                             6.1.1(D)    Either the relocation of the executive
office of SPI or the relocation of Executive's individual office in Kenner, Louisiana, to a location outside of the New Orleans Standard Metropolitan Statistical Area (SMSA) so as to require Executive to be based anywhere other than in the New Orleans SMSA except for required travel on the business of SPI and its Subsidiaries to an extent substantially consistent with Executive's present business travel obligations.

                      6.1.2 "Breach of Duty" shall mean a determination by two-thirds of SPI's Continuing Directors of Executive's willful breach of duty in the course of his employment that is demonstrably and materially injurious to SPI, monetarily or otherwise, or that Executive neglected his employment duties. For purposes of this paragraph 6, no act, or failure to act, on Executive's part shall be deemed willful unless done, or omitted to be done, in bad faith and without Executive's reasonable belief that the action or omission was in the best interest of SPI. Notwithstanding the foregoing, Executive's employment shall not be deemed to have terminated for Breach of Duty unless and until there shall have been delivered to him a copy of a resolution duly adopted by the requisite vote of the Continuing Directors at a meeting of the Continuing Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Continuing Directors), finding that in the good faith opinion of the Continuing Directors Executive was guilty of conduct set forth above in this paragraph
6.1.2 and specifying the particulars of such conduct in detail.

                      6.1.3  "Change in Control" shall mean:

                             6.1.3(A) On or after the date of execution of this
agreement, any person (which, for all purposes this paragraph 6, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a "Person") or any group of two or more Persons acting in concert who or that becomes the beneficial owner, directly or indirectly, of securities of SPI representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 25 percent or more of

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the combined voting power of SPI's then outstanding securities; provided that for the purposes of this agreement, (i) "voting power" means the right to vote for the election of directors, and (ii) any determination of percentage of combined voting power shall be made on the basis that all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group that are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants, or other rights that may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and no such convertible securities have been converted by any other Person and no such options, warrants, or other rights have been exercised by any other Person and provided further that "Person" shall not include SPI, any Subsidiary of SPI, any employee benefit plan of SPI or any Subsidiary of SPI, any entity holding shares of Common Stock organized, appointed, or established by SPI or any of its Subsidiaries for or pursuant to the terms of any such plan, Sidney W. Lassen, together with his spouse, descendants, and any trust established for the benefit of Sidney W. Lassen, his spouse, and descendants or any one or more of them, or SRC; or

                             6.1.3(B) at any time subsequent to the date of
execution of this agreement there shall be elected or appointed to the Board any director or directors whose appointment or election to the Board or nomination for election by SPI's stockholders was not approved by a vote of at least a majority of the directors then in office who were directors on the date of execution of this agreement or whose election or appointment or nomination for election was previously so approved ("Continuing Directors"); or

                             6.1.3(C) a reorganization, merger, consolidation,
combination, corporate restructuring, or similar transaction (an "Event"), in each case, in respect of which the beneficial owners of the outstanding SPI voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of SPI and any resulting Parent in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding SPI voting securities.

                      6.1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                      6.1.5 "Common Stock" shall mean the common stock, par value $.01 per share, of SPI.

                      6.1.6 "Continuing Director" shall have the meaning given in paragraph 6.1.3(B).

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                      6.1.7  "Parent" shall mean any entity that directly or
indirectly through one or more entities owns or controls more than 50 percent of the voting stock or Common Stock of SPI.

                      6.1.8 "Subsidiary" shall mean any entity 50 percent or more of the equity securities of which is owned or controlled, directly or indirectly, by SPI.

                 6.2  Effect of Change in Control. Paragraph 6.3 shall apply to
                      ---------------------------
determine SPI's and Executive's rights and obligations under this agreement if Executive's employment with SPI terminates other than by reason of death or Disability (as defined in paragraph 5.1.4) within 24 months following a Change of Control of SPI and either (i) this agreement has not been terminated before such termination of employment, or (ii) SPI had terminated this agreement under paragraph 5.1.1(B) coincident with or following the Change in Control.

                 6.3  Rights and Obligations upon Termination of Employment
                      -----------------------------------------------------
Other Than by Reason of Death or Disability Following a Change in Control of
----------------------------------------------------------------------------
SPI. The following provisions shall apply under the circumstances described in
---
paragraph 6.2:

                      6.3.1 Should SPI terminate Executive's employment for Breach of Duty or should Executive's employment with SPI terminate under circumstances other than those described above as Adverse Circumstances, SPI shall pay Executive's base salary through the date of termination of employment at the rate in effect at the time notice of termination is given and shall pay any amounts to which Executive is entitled at date of termination of employment under any other compensation plans, programs, or agreements then in effect, and SPI shall have no further obligations to Executive under this agreement.

                      6.3.2 Should Executive's employment with SPI terminate under circumstances described above as Adverse Circumstances, then Executive shall be entitled to the payments and benefits described in paragraphs 6.3.2(A) through 6.3.2(E) (the "Severance Benefit") and in paragraph 7, in lieu of any other rights or benefits under this agreement.

                             6.3.2(A)  SPI shall pay to Executive his base
salary through the date of termination of employment at the rate in effect at the time notice of termination is given plus an amount of Executive's normative bonus or award under the incentive plan in effect for the fiscal year in which the date of termination occurs, which amount shall be proportionate to the part of the fiscal year elapsed by the date of termination. If the incentive plan is based on a measure of performance such as funds from operations, the normative bonus shall be based on projected performance for the fiscal year in which the date of termination occurs, which, for the purposes of this paragraph 6, shall be calculated by annualizing actual performance measured to the date immediately preceding the date of termination or, if the date of termination occurs in the same year as the Change in Control and if it would result in a larger amount payable, by annualizing actual performance measured to the date immediately preceding the Change in Control. Payment shall be made no later than the fifth

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business day following the date of termination. SPI shall also pay to Executive all other amounts to which Executive is entitled at the date of termination of employment under any compensation plans, programs, or agreements then in effect. For purposes of this agreement, a "business day" means a day that is not a Saturday, Sunday, or legal holiday on which banks may remain closed in New Orleans, Louisiana.

                             6.3.2(B)  SPI shall also pay to Executive a
severance payment (the "Severance Payment") that will equal three times the total of: (i) the base annual salary payable to Executive at the rate in effect on the date of Change in Control or notice of termination of employment, whichever is greater, (ii) one-half of the total amount that was, during the 24-month period preceding the Change in Control or date of termination, whichever is greater, credited to Executive as a nonelective deferral under any deferred compensation arrangement between SPI and Executive, (iii) one-half of the total amount of any bonuses or awards paid to Executive as an employee of SPI during the 24-month period preceding the date of Change in Control or date of termination, whichever is greater, including any bonus or award paid in the forms of shares of Common Stock of SPI, but excluding any bonus or award paid in the form of options relating to securities of SPI; and (iv) the amount SPI would contribute for Executive for a full year to the qualified defined contribution plans maintained by SPI as in effect immediately before the Change in Control (or, if it would result in a larger amount payable, immediately before the date of termination), assuming Executive's pay for the year were equal to the sum of the base salary taken into account under clause (i) plus the amount of bonus or award taken into account under clause (iii), and Executive elected to make the maximum deferral contribution allowable under the plans for the year (without regard to the actual deferral percentage test). For the purposes of the preceding sentence, shares of Common Stock of SPI shall be taken into account at their value on the date of the bonus or award as determined under the terms of the plan under which the bonus or award was paid or, if the plan does not provide for such a valuation, as determined in good faith by the Board of Directors of SPI; and if Executive was not in the employ of SPI for a full 24 months preceding the date of termination, the amounts taken into account under clauses (ii) and (iii) of the preceding sentence shall be, rather than one-half of the 24 month total, the full amount paid or credited, as applicable, during the 12 month period preceding the Change in Control or date of termination, whichever is greater under the given case. SPI shall pay the Severance Payment in a lump sum no later than the fifth business day following the date of termination.

                             6.3.2(C)  SPI shall also pay to Executive an amount
equal to all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement, whether or not Executive is successful).

                             6.3.2(D)  SPI shall arrange to provide Executive
with life, disability, accident, and health insurance benefits substantially similar to those Executive was receiving or entitled to receive from SPI immediately before termination (including, if applicable, family health insurance coverage); such provision shall continue until the expiration

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of the 36-month period following the date of termination of Executive's employment or until, if earlier, the date upon which Executive becomes eligible for comparable benefits in connection with subsequent employment. If such coverage is not available under plans maintained by SPI, SPI shall reimburse Executive for his reasonable cost of securing comparable coverage, up to a maximum of $30,000 per year for health insurance coverage and $20,000 per year for all other coverage; to the extent such reimbursement results in taxable income for Executive in excess of the taxable income Executive would have recognized upon receipt of the underlying benefits as an employee of SPI (the "Excess Taxable Income"), SPI shall pay to Executive an additional amount equal to the income and payroll tax liability Executive incurs with respect to the Excess Taxable Income and his receipt of the additional amount. SPI shall pay the additional amount with respect to Excess Taxable Income for a given calendar year no later than the January 10 following that year.

                             6.3.2(E)  SPI shall pay or reimburse Executive for
his reasonable expenses not in excess of $20,000 incurred in his employment search, which may include rental of an office, secretarial support, photocopying, telephone, and other miscellaneous expenses and fees of an employment search advisor; provided however, SPI shall not pay or reimburse Executive for expenses incurred after the earlier of the month in which Executive secures employment and the 24/th/ month following the date of termination.

                 6.4  Termination of Agreement; Survival of Certain Terms.  To
                      ---------------------------------------------------
the extent it has not terminated earlier under paragraph 5.1.1(B), this agreement shall terminate on the date of the termination of Executive's employment under circumstances to which this paragraph 6 applies, subject to the survival of the provisions of paragraphs 6.3, 8, 10, and 15.

            7.  Certain Additional Payments by SPI.
                ----------------------------------

                 7.1  Payment Subject to Excise Tax.  If it shall be determined
                      -----------------------------
that any payment or distribution made, or benefit provided, by SPI to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this paragraph 7) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are referred to collectively as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax, income tax, or payroll tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

                 7.2  Determination of Gross-Up Payment.  Subject to the
                      ---------------------------------
provisions of paragraph 7.3, all determinations required to be made under this paragraph 7, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by tax counsel selected by the independent public accounting

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firm then retained by SPI to audit its financial statements and acceptable to
SPI ("Tax Counsel"), which shall provide detailed supporting calculations to both SPI and Executive within 15 business days of the date of termination, if applicable, or such earlier time as is requested by SPI, provided that any determination that an Excise Tax is payable by Executive shall be made on the basis of substantial authority. SPI shall pay the initial Gross-Up Payment, if any, as determined pursuant to this paragraph 7.2, to Executive within five business days of the receipt of Tax Counsel's determination. If Tax Counsel determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by Tax Counsel meeting the requirements of this paragraph 7.2 shall be binding upon SPI and Executive; subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made under this paragraph 7 (the amount of such additional payments, including any interest and penalties, are referred as the "Gross-Up Underpayment"). If SPI exhausts its remedies pursuant to paragraph 7.3, and Executive is required to make a payment of any Excise Tax, Tax Counsel shall determine the amount of the Gross-Up Underpayment that has occurred and SPI shall promptly pay any such Gross-Up Underpayment to or for the benefit of Executive. SPI shall pay the fees and disbursements of Tax Counsel.

                 7.3  SPI Remedies with Respect to IRS Claim.  Executive shall
                      --------------------------------------
notify SPI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SPI of a Gross-Up Underpayment. Such notification shall be given as soon as practicable but not later than ten business days after Executive receives written notice of such claim and shall apprise SPI of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim before the last day of the 30-day period following the date on which he gives such notice to SPI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If SPI notifies Executive in writing before the last day of such period that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, Executive shall:

                      (i) give SPI any information reasonably requested by SPI relating to such claim,

                      (ii) take such action in connection with contesting such claim as SPI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by counsel reasonably selected by SPI and reasonably satisfactory to Executive,

                      (iii) cooperate with SPI in good faith in order effectively to contest such claim, and

                      (iv) permit SPI to participate in any proceedings relating to such claim;

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

provided, however, that SPI shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this paragraph 7.3, SPI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as SPI shall determine; provided, however, that if SPI directs Executive to pay such claim and sue for a refund, SPI shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, income tax, or payroll tax, including interest or penalties, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due shall be limited solely to such contested amount, unless Executive agrees otherwise. Furthermore, SPI's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If SPI has notified Executive that it desires to contest such an IRS claim but fails to pursue the contest in good faith, or fails to pay the costs and expenses of the contest, or, in the case SPI has directed Executive to pay the tax claimed and sue for a refund, fails to advance the amount of such payment to Executive, then SPI shall forfeit its right to control the proceedings taken in connection with such contest and Executive may, in his discretion, assume control of such proceedings, provided, however, that Executive's assumption or failure to assume control of such proceedings shall not negate SPI's obligation to make a Gross-Up Underpayment; to bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest; and to indemnify Executive, on an after-tax basis, for any Excise Tax, income tax, or payroll tax, including interest and penalties, imposed as a result of such payment of costs and expenses.

                 7.4  Repayment of Advance from Refund. If, after the receipt by
                      --------------------------------
Executive of an amount advanced by SPI pursuant to paragraph 7.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to SPI's complying with the requirements of paragraph 7.3) promptly pay to SPI the amount of such refund (together with any interest paid or credited on the amount of the refund after taxes applicable to such interest). If, after the receipt by Executive of an amount advanced by SPI pursuant to paragraph 7.3 a determination is made that Executive shall not be entitled to any refund with respect to such claim and SPI does not notify Executive in writing within 30 days after such determination of its intent to contest such denial of refund, then any obligation of Executive to repay such advance shall be forgiven and the amount of such advance shall offset the amount of Gross-Up Underpayment required to be paid.

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                 7.5  Deferred Gross-Up Payment.  Notwithstanding the provisions
                      -------------------------
of paragraph 7.2, if any Payment to which an Excise Tax relates shall not be payable or distributable before the date the initial Gross-Up Payment is due pursuant to paragraph 7.2, then the Gross-Up Payment attributable to such Payment shall be paid to Executive within five business days of the date of such Payment.

                 7.6  Reduction in Severance Benefit If Net After-Tax Benefit
                      -------------------------------------------------------
from Gross-Up Not More than $5,000. Notwithstanding any other provision of this
----------------------------------
paragraph 7, if the Net After-Tax Benefit (as defined below) Executive would realize after receipt of the Gross-Up Payment would not exceed by more than $5,000 the Net After-Tax Benefit Executive would realize if the Severance Benefit were reduced to the extent required, in the opinion of Tax Counsel, to prevent subjection of any part of the remaining Severance Benefit and other payments and benefits to which Executive is entitled to the Excise Tax, then Executive shall not be entitled to the Gross-Up Payment and his Severance Benefit shall be so reduced. SPI shall determine which elements of the Severance Benefit shall be reduced to conform to the provisions of this paragraph, provided, however, that there shall be no reduction under this paragraph in the amount payable to Executive under a deferred compensation arrangement between SPI and Executive to the extent such amount is attributable to deferrals elected by Executive or to Executive's vested interest, determined as of the date of termination of employment without regard to any acceleration resulting from a Change in Control, in nonelective deferrals credited to him. Any determination made by Tax Counsel pursuant to this paragraph shall be conclusive and binding on Executive; subject only to a determination under the provisions of paragraph
7.7 that an Excise Tax is payable. "Net After-Tax Benefit" shall mean the sum of the parachute payments (within the meaning of section 280G of the Code) payable to Executive under this agreement and all other plans, practices, policies, or programs of SPI, reduced by the federal, state, and local income taxes payable with respect to the parachute payments and by any Excise Tax imposed on Executive with respect to the parachute payments.

                 7.7  Restoration of Reduction and Gross-Up Payment If Excise
                      -------------------------------------------------------
Tax Due. If after Executive's Severance Benefit has been reduced pursuant to
-------
paragraph 7.6, Executive receives a claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax, then Executive shall notify SPI in writing as soon as practicable but not later than ten business days after Executive receives written notice of the claim and shall apprise SPI of the nature of the claim and the date on which the claim is requested to be paid. The provisions of paragraphs 7.3 and 7.4 shall then apply (except that the term "Excise Tax" shall be substituted for the term "Gross-Up Payment" in the last sentence of paragraph 7.3). If SPI exhausts its remedies pursuant to paragraph 7.3, and Executive is required to make a payment of any Excise Tax, SPI shall promptly pay to Executive the amount by which his Severance Benefit was reduced pursuant to paragraph 7.6; Executive shall be entitled to receive a Gross-Up Payment pursuant to paragraph 7.1; Tax Counsel shall determine the amount of the Gross-Up Payment pursuant to paragraph 7.2; and SPI shall pay the fees and disbursements of Tax Counsel.

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

                 7.8  Confidential Information. Unless he has obtained SPI's
                      ------------------------
prior written consent, Executive shall not, during or following his employment with SPI, directly or indirectly, disclose to any person, other than SPI, or any affiliate of SPI, or its officers, directors, or employees entitled to such information, or use for his own or another's benefit, any confidential or proprietary information relating to the business affairs or operations of SPI including, without limitation, SPI's marketing plans and acquisition strategies.

              8. Covenant Against Competition.  During Executive's employment by
                 ----------------------------
SPI under this agreement, Executive shall not directly or indirectly, as a principal, officer, director, shareholder (except as owner of less than two percent of the shares of a corporation the stock of which is publicly traded), partner, or employee or in any capacity whatsoever, engage in or become associated with, or advise or assist, any enterprise that is engaged in any business or provides any services that is or are competitive with any business or services that is engaged in or are offered by or being developed by SPI ("Competitor"). It is agreed that Executive's services are unique and irreplaceable and that the loss of Executive's services or the use of those services by a competitor would cause irreparable harm to SPI. Any breach or threatened breach by Executive of any provision of this paragraph 9 cannot be remedied solely by damages. Accordingly, in the event of a breach or a threatened breach by Executive of any of the provisions of this paragraph 9, SPI shall be entitled to injunctive relief. For purposes of this paragraph 9, payment of a Severance Benefit under paragraph 6.3 of this agreement does not constitute employment.

              9. Covenant Against Interference with Employees.  Executive shall
                 --------------------------------------------
not, during his employment with SPI and the 24-month period following his employment with SPI, interfere with SPI's relationship with any of its other employees or with any employee of (i) a direct or indirect subsidiary of SPI,
(ii) any company controlled by, controlling, or under common control with SPI, or (iii) any company that performs property management services for SPI (any employee of SPI or described above shall be referred to as a "protected employee") by recruiting a protected employee for employment with a Competitor (as defined in paragraph 8, above) or by requesting the services of a protected employee for a Competitor. This agreement shall not preclude Executive's response on behalf of a Competitor to an application for employment by a protected employee, provided Executive did not in any manner solicit the application.

             10. Successors; Binding Agreement.
                 -----------------------------

                 10.1 SPI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of SPI to assume and agree to perform this agreement in the same manner and to the same extent that SPI would be required to perform it if no such succession had taken place. Failure of SPI to obtain such assumption and agreement shall be a breach of this agreement and shall entitle Executive to compensation from SPI in the same amount and on the same terms as he would be entitled if he terminated his employment with SPI following a Change in Control with Adverse Circumstances (as described in paragraph 6) of this agreement. As used in this agreement, "SPI" shall mean SPI as defined above and any successor to its business or assets that assumes and agrees to perform this agreement by operation of law or otherwise.

                 10.2 This agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

            11.  Notice.  For the purpose of this agreement, notices shall be in
                 ------
writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of SPI, to the address set forth on the first page of this agreement and directed to the attention of the office of the Chairman, and, in the case of Executive, to the most recent address for Executive in SPI's payroll records, or addressed to such other address as either party may have furnished to the other in writing in accordance with this paragraph, except that notice of change of address shall be effective only upon receipt.

            12.  Miscellaneous.  No provision of this agreement may be modified,
                 -------------
waived, or discharged except by an instrument in writing executed by Executive and an authorized officer of SPI. A waiver by either party of any breach of, or compliance with, any condition or provision of this agreement shall not be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, with respect to the subject matter of this agreement have been made by either party that are not expressly set forth in this agreement. The validity, interpretation, construction, and performance of this agreement shall be governed by the internal laws of the State of Louisiana, without regard to the principles of conflicts of law. All references to sections of the Exchange Act and the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for under this agreement shall be subject to any applicable tax withholding as required under federal, state, or local law.

          13.  Validity.   The invalidity or unenforceability of any provision
               --------
of this agreement shall not affect the validity of any other provision of this agreement, which shall remain in full force and effect.

          14.  Dispute Resolution.
               ------------------

               14.1  Mediation.  Executive and SPI agree that if any claim,
                     ---------
dispute, or controversy ("Dispute") arises with respect to the interpretation or operation of this agreement or with respect to any aspect of the employment relationship between Executive and SPI and if the Dispute cannot be resolved by negotiation, they will attempt in good faith to resolve the Dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to litigation or some other dispute resolution procedure. If either party initiates mediation by filing with the AAA a submission to mediation or a written request for mediation, the expense of the initial AAA filing fee paid by the initiating party will be shared equally by both parties.

               14.2  Litigation.  No party shall commence litigation to resolve
                     ----------
a dispute unless mediation has occurred. If litigation occurs, the parties agree that the litigation will be initiated and conducted in courts of the State of Louisiana within Orleans or Jefferson Parish or, if federal courts have jurisdiction over the dispute, in the United States District Court for the Eastern District of Louisiana.

          15.  Counterparts.  This agreement may be executed in several
               ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


                             SIZELER PROPERTY INVESTORS, INC.


                             By:_____________________________

                             ________________________________
                             Robert A. Whelan